Exhibit 23.1

KPMG LLP 8 Salisbury Square London EC4Y 8BB United Kingdom
The Board of Directors ICICI Bank Limited Bandra Kurla Complex Mumbai 400 051 27 December 2004 Independent Auditors’ Consent

Dear Sirs,

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated May 22, 2004 relating to the consolidated financial statements in U.S. GAAP of ICICI Bank Limited, which appears in ICICI Bank Limited's annual report on Form 20-F for the year ended March 31, 2004. We also consent to the references to us under the heading "Experts" in such Registration Statement.

KPMG LLP /s/ KPMG LLP

Independent Registered Public Accounting Firm
London, United Kingdom
December 2004